Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-211266) of Blueprint Medicines Corporation,

(2)Registration Statement (Form S-8 No. 333-203749) pertaining to the 2011 Stock Option and Grant Plan, 2015 Stock Option and Incentive Plan, and 2015 Employee Stock Purchase Plan of Blueprint Medicines Corporation, and

(3)Registration Statement (Form S-8 No. 333-210125) pertaining to the 2015 Stock Option and Incentive Plan and 2015 Employee Stock Purchase Plan of Blueprint Medicines Corporation;

of our report dated March 9, 2017, with respect to the consolidated financial statements of Blueprint Medicines Corporation included in this Annual Report (Form 10-K) of Blueprint Medicines Corporation for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 9, 2017